Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Operator:

Hi. Good day, ladies and gentlemen. Welcome to the Renhuang Pharmaceuticals 2QF10 conference call. My name is Leticia, and I will be your operator for today. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the conference over to your host for today’s call Ms. Lei Huang. Please, proceed.

Lei Huang:

Thank you, Leticia. Good morning ladies and gentlemen, and good evening to those of you joining us from China. I am Lei Huang from CCG Investor Relations, the Company’s IR firm. I would like to welcome all of you to Renhuang Pharmaceutical’s 2QF10 earnings conference call. Yesterday after United States market close, the Company filed its Form 10Q with the SEC and issued its earnings press release.

Joining us from the Company today are Mr. Shaoming Li, Renhuang's Chairman and Chief Executive Officer; Ms. Yan Yi Chen, the Company’s Chief Financial Officer; and Mr. Guangtao Li, the Company’s Vice President. Also with us on today’s call is my CCG colleague, Ms. Jing Thomas, who will provide translation during the questions and answers session later on the call.

Before we start, I would like to remind our listeners that on this call, management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for Forward-Looking Statements that is contained in the Private Securities Litigation Reform Act of 1995.

 Actual results may differ from those discussed today, due to various risks, including but not limited to, such factors as unanticipated changes in product demand and market acceptance of the Company's products, the Company's ability to meet its financial guidance, competition in the marketing and sales of its products, the successful development of projects in its R&D pipeline and other information detailed from time to time in its filings and future filings with the United States Securities and Exchange Commission. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, June 8th, 2010.  Renhuang assumes no obligation to update these projections in the future as market conditions change.

With that, I will now turn the call over to Renhuang’s Chairman and CEO, Mr. Shaoming Li, who will provide some opening remarks in Chinese, which will be translated by Ms. Jing Thomas. Mr. Li? (speaking in foreign language)

Shaoming Li:

(speaking in foreign language)

Jing Thomas:

Thank you, Lei. I would like to start by thanking everyone for joining us on this call to discuss our 2QF10 financial results. I am pleased to report that Renhuang’s continued to deliver robust growth in the 2QF10 with revenue and net income increases of 39% and 63%, respectively.

Strong top and bottom line growth was mainly due to the quick market acceptance of our Balangan Granules and Compound Honeysuckle Granules, higher net average selling price across our product portfolio and the right sales and market strategy.

I will now turn over the call to Ms. Yan Yi Chen, our Chief Financial Officer, who will provide operational updates and discuss details of our financial results for the quarter of fiscal 2010. I sincerely thank you for your interest in Renhuang. Ms. Chen?

Yan Yi Chen:

Thank you, Mr. Li. I will begin with an operational review of 2QF10. Since the launch of our Banlangen Granules and Compound Honeysuckle Granules in the 4QF09, we have seen rapid market acceptance of these products. The strong sales growth momentum of the two products, which together represented 23% of our gross sales in the 1HF10, is helping to diversify our commercial portfolio and sales base.

While our Siberian Ginseng product series remained the largest sales contributor, it represented 44.4% of gross sales in the first six months of fiscal 2010, as compared to 54.1% of gross sales in the same period last year. We expect our product portfolio to further diversify with the launch of new products in the future, even as we continue to expand our Siberian Ginseng product portfolio to achieve our goal of becoming the number one global brand of natural anti-depressants and nerve regulation products and leading provider of botanical medicines.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Our line of Siberian Ginseng treatments for depression and nerve regulation continues to be a major success story. We raised the average price per pack of our Siberian Ginseng products by an average of 23.5% in the 1HF10, which led to a modest sales volume decrease year over year. This price increase followed the introduction of new dosage forms of the product, which contain less sugar and is more suitable for diabetic patients. We expect product demand to rebound as the market becomes fully-conditioned to the new price point and already saw evidence of such rebound since the end of the 2Q.

Focusing on our pipeline, we are on track to launch Qing Re Jie Du Oral Liquid this month. It is a traditional Chinese Medicine for influenza and upper respiratory infections, and we continue to expect the product to contribute sales of $1 million to $1.5 million in fiscal 2010. Additionally, we plan to commence sales of our new biopharmaceutical product, Badger Oil, in the 4Q. It is a natural medicine for the treatment of burns that leverages our advanced low cost extraction technology.

R&D remains a key area of focus and investment for the Company. We currently have three products in the active pipeline. First, our Lyophilized syringing powder has completed pilot testing and is awaiting to commence clinical trials. Second, we are developing therapeutic applications, such as treatment for insomnia, for our active pharmaceutical ingredient of Schisandra, a wild plant. As we announced in May, the State Intellectual Property Office of China completed a preliminary review of the patent application for our advanced proprietary Schisandra Total Lignin Extraction Method and the patent application has entered the comprehensive examination phase, typically a two-year process. Finally, we are in the initial development stage of a new natural Hepatitis B therapy.

We recently took major initiatives to strengthen our corporate governance practices, including the appointment of Mr. Sean Shao, Dr. Changxiong Sun and Mr. Bingchun Wu as Independent Directors to our Board of Directors. We also established an audit committee, a nominating committee and a compensation committee headed by Mr. Sun and Mr. Wu, respectively, and we have appointed Mr. Sean Shao the Chairman of the audit committee. We believe that the Company now meets the corporate governance requirements to list on a senior exchange.

In addition, we engaged PricewaterhouseCoopers, a global leader in Sarbanes-Oxley Section 404 compliance consulting to assist us in establishing and maintaining our SOX 404 compliance program. Our management team remains committed to work with PricewaterhouseCoopers to further strengthen the Company’s internal controls, corporate governance and risk management procedures.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Finally, in the 2Q, we entered into a purchase agreement to acquire two new office floors for approximately $5.6 million in cash. The new office space is already housing the Company’ administrative, HR and accounting functions and is intended to become Renhuang’s new headquarter. We have paid $3.9 million towards the total purchase price with the remaining $1.7 million due by December 2012. With the continued increase in real estate cost prices in China, we believe that it will be more cost effective and operationally efficient in the long run to own instead of lease our headquarter space.

With that, I will turn to a discussion on the 2Q financial results. Revenue for the 2QF10 increased 39% to $12.1 million from $8.7 million a year ago. Robust sales growth was largely attributable to increased demand for our botanical antibiotic products, price increases across our product portfolio, and strong contribution from our recently introduced products, Banlangen Granules and Compound Honeysuckle Granules. Excluding the two new products, the net average selling price across our product portfolio rose by 5.1% year over year, resulting from combination of price increases and lower sales rebates.

The higher net average selling prices and a favorable product mix positively impacted our gross profit and margin in the 2Q. Gross profit in the quarter soared 44.5% to $6.2 million, as compared to $4.3 million for the same period of 2009. Gross margin was 51.4%, up from 49.4% in the same period last year. Despite the anticipated inflationary pressures on cost of goods sold, we do not expect such increases to significantly impact our profitability in fiscal 2010.

Operating expenses were $2.8 million, as compared to $2.2 million in the same period last year. Operating margin increased significantly year over year to 28.1% from 24%, with sales growth and gross margin expansion more than offsetting higher operating spend.

Sales and marketing expenses rose to $1.3 million from $1.1 million, with the increase primarily stemming from our continued distribution network expansion efforts, including our focus to expand reach and access into the growing rural areas of China where new hospitals, health clinics and institutions are being established under the healthcare reform. Renhuang has established a Medical Reform Sales Department dedicated specifically to capture this tremendous growth opportunity in the coming years.

General and administrative expenses were up 63% to $1 million, primarily as a result of an increase in warrant expenses related to professional service contracts. R&D expenses increased 15.6% to $0.6 million, which we expect to continue to increase in the coming quarters as our pipeline projects make further advancements.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Operating income was $3.4 million, or 28.3% of net sales, up 63% from $2.1 million, or 24.1% of net sales in the prior year quarter. Renhuang did not incur any income tax expense in the quarter as a result of a tax holiday for fiscal 2010. Our net income rose 63% to $3.4 million, or $0.09 per diluted share, as compared to $2.1 million, or $0.06 per diluted share, in the year ago period.

Turning to our balance sheet and cash flow statement, as of April 30th, 2010, Renhuang had $23.4 million in cash and cash equivalents. Working capital was $40.4 million with a current ratio of greater than 17.4x, as compared to $32 million and 12.9x as of October 31st, 2009. Shareholders’ equity stood at $61.1 million on April 30th, 2010, as compared to $50.5 million at the end of fiscal 2009.

In the 1H10, we generated net cash flow from operating activities of $19.3 million, as compared to $4.2 million in the year ago period. The cash flow increase was primarily due to an increase in net income and a decrease in trade receivables. Average days sales outstanding fell to 118 days in 1HF10 from 186 in the year ago period. Over the past year, we have tightened our credit terms to customers and improved our collection efforts, and expect to maintain the days sales outstanding around the current level during the rest of fiscal 2010.

We expect our capital expenditure requirements to be minimal in fiscal 2010, as we are operating in at least 60% of production capacity. The final pending payments for our purchase of patents and land use rights are in fiscal year 2011 and 2012, respectively.

We are confident in our ability to meet our financial guidance for fiscal year 2010. As such, we are reiterating our fiscal 2010 top- and bottom-line growth guidance of 26% to 28%, excluding any non-cash, non-operational gains or expenses. We continue to expect fiscal 2010 net sales of $54.7 million to $55.6 million and net income of $18.6 million to $18.9 million.

Our guidance accounts for the seasonality in our business, which is strongest in the 1Q and 4Q, and softer in the spring and summer season or 2Q and 3Q. Additionally, our guidance also reflects our plans to continue to expand our sales and distribution network to drive market share growth and to increase R&D spending on our pipeline projects.

In closing, I want to reiterate that we believe Renhuang is well positioned to capitalize on the enormous market opportunity in China with our all natural plant based products. Our organic growth will be driven by aggressive promotions, increased market penetration and focused R&D efforts.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Additionally, we continue to explore strategic partnership and acquisition opportunities to further strengthen our market position. For example, our recent participation at the 107th China Import and Export Fair facilitated the introduction of Renhuang’s all-natural product portfolio to a large number of overseas distributors. Finally, we expect China’s Health Reform, when fully implemented, will greatly improve the rural population’s access to healthcare, and therefore increase the demand for our products.

I will now open the call to your questions. Operator, please start the Q&A session.

James Fuld, Bold Corporation:

Good morning. A couple of questions: your receivables are now 118 days. What do you think they will be by the end of the year?

Yan Yi Chen:

I can discuss that afterwards, if you want to ask the second question, please.

James Fuld:

I am sorry: your accounts receivable today, I believe you said were 118 days. I was curious, what you believe they will be by the end of the year? The days outstanding go down, up or remain the same?

Yan Yi Chen:

We are working on reducing the days, it should below 100 days.

James Fuld:

Your tax rate for this year is zero. What would it be in 2011 and 2012?

Yan Yi Chen:

In China, to apply to be granted of official tax of 0%, we have to apply annually, therefore we will continue to apply for this 0% tax rate next year. However, there is no guarantee we will be granted this tax rate, if it is not granted our tax rate would be 25%.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

James Fuld:

I am sorry, I did not hear the last sentence.

Yan Yi Chen:

We will continue to apply for the 0% tax rate, but there is no guarantee there will be granted this tax rate. And there is more, if we are not granted with this tax rate, our tax rate will be around 25%.

James Fuld:

My understanding is you get two years at zero and three years at 50% of the normal rate, and after those five years it goes to 25%. Why would Renhuang be different?

Yan Yi Chen:

We are a State-Certified High-Tech Enterprise, and we were granted official tax rates of 0% and 50%, as the applications for these particular High-Tech Enterprises are required to apply every year, and to renew this tax rate every year, so it is not the same as other companies which could be under a different policy.

James Fuld:

Understood. You have deposits of US$18 million. Can you explain that to me, please?

Yan Yi Chen:

The deposit of US$18 million is for down payments for purchase of three patents, land-use rights and production facilities.

James Fuld:

And how much is the total payment?

Yan Yi Chen:

The total payment is something about US$35 million. So we still have the remainder US$17 million, but the payment is due to 2011 and 2012.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

James Fuld:

So the payment is to 2011 and 2012?

Yan Yi Chen:

Correct.

James Fuld:

And it is to the manufacturing facility?

Yan Yi Chen:

Yes.

James Fuld:

And then you paid US$5.6 million for the office?

Yan Yi Chen:

We already paid US$3.9 million, so there is the balance of US$1.7 million to be paid by 2012 for the office floors.

James Fuld:

And when do you hope to do an acquisition?

Yan Yi Chen:

We continue interested in getting opportunities for acquisition, but at the moment we do not have any specific target.

James Fuld:

Thank you very much.

Goham Seiajkens, China Investor King:

Hi. When do you plan for uplifting to a major exchange?

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Yan Yi Chen:

We are planning to uplift to AMEX, and we are working with AMEX to complete this in this year.

Goham Seiajkens:

OK. And how do you want to achieve this? Is this by a reverse split, or by just meeting the listing requirements?

Yan Yi Chen:

It will be just by meeting the listing requirements.

Goham Seiajkens:

OK. Thank you. Another question I would have, do you think there is more dilution on the way this year, or it is under control?

Yan Yi Chen:

At the moment, all the dilution has been listed in the financial statement. Going forward, depending on acquisition opportunities that come along the way, there might be more dilution, but that is something that I cannot confirm at this stage.

Goham Seiajkens:

OK. Thank you. I have two questions left. My question would be: how do you see yourself, the Company, in five years from now?

Yan Yi Chen:

As our goal to be a global leading provider brand for anti-depressant and nervous regulation product, we will continue to work towards it with our products, currently these new products of Siberian Ginseng which with a single plant has proven properties in this area, we are continuing to working hard in terms of in our R&D to further develop and explore the opportunities.

We are also working very hard to fit the Medical Quality Standards for this product, once that is fit, we will be more [unintelligible] in the market. We are already like the market leaders of natural anti-depressants and nerve regulation products for a single-plant base product in China, and we will reach towards expanding this advantage, as well as developing [unintelligible] product to enhance our product portfolio.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Goham Seiajkens:

OK. Thank you. My last question would be: 3Qs are always the weakest, you mentioned in your 10K of 1Q. What are the Company’s plans to make the 3Q a consistent quarter in line with the other quarters?

Yan Yi Chen:

We plan to introduce a new product, the Qing Re Jie Du Oral Liquid which with this we will be able to be as a successful product as we have achieved [unintelligible] in the 3Q, and we will continue also to [unintelligible] Siberian Ginseng to increase our sales of existing products.

Goham Seiajkens:

OK. Thank you. Those were all my questions. Thank you very much.

Boyd Hinds, Equinox Capital:

Hi. I have a few questions. You have announced that you have two new products that you are scheduling for launch here in the 2H10. Can you just discuss with us what your expectations are for revenues for these two products, and how much of that has already been built in your guidance?

Yan Yi Chen:

For our first product, which is the Qing Re Jie Du Oral Liquid, we budgeted, we see sales on that to the rest of 2010 fiscal year of around US$1 million to US$1.5 million. In terms of the Badger Oil, which is another product that we plan to introduce in the 4Q, we have not quite seen the exact time for launching therefore we cannot budget for the exact sales contribution from that product.

And in terms of our forecast guidance, we are actually basing on the sales of existing products, so we have not expected much of the revenue contribution from the new product launches.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Boyd Hinds:

OK. Let me ask you some question about the existing products. You have got a big boost from new sales of your compound honeysuckle granules. Can you just discuss with us, once that segment has matured, what could we expect to see in terms of sales from that segment on an annual basis?

Yan Yi Chen:

We believe it is still a growing market, so it has not quite reached the maturing stage yet. At this moment I do not have a number to give you. I apologize.

Boyd Hinds:

Just so that I can make sure I got this right. You reported for the first six months of your fiscal year nearly US$3.3 million in revenue from just that segment.

Yan Yi Chen:

Yes.

Boyd Hinds:

Is it reasonable to expect that to follow a similar seasonality as your other lines of business?

Yan Yi Chen:

This is still a growing segment, actually. We expect sales to continue to grow in the 3Q.

Boyd Hinds:

OK. So, because you just entered that market we should see, it would not be unexpected to see at least a similar, I guess, a double from the current level? So, we could least expect to see US$3.5 million in sales for the 2H10 just from that segment alone?

Yan Yi Chen:

Currently the expectation will be that.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Boyd Hinds:

OK. Let me just ask you a question about your current production capacity and utilization of that. You said that it is roughly 50%. Does any of that capacity include the Ah City facility that you discussed in terms of, you know, you have not fully completed the acquisition yet, but are you including any of that production capacity from that facility in your existing capacity?

Yan Yi Chen:

Actually, previously we have [unintelligible] that facility, now we are acquiring [unintelligible].

Boyd Hinds:

OK. So, is that a ‘yes, it is included’, or ‘no, it is not included’?

Yan Yi Chen:

Yes, it is.

Boyd Hinds:

It is included. OK. So, you have quite a bit of room to grow here. And what can we expect to see in terms of organic growth from your existing products? And how much of the growth in 2010 is going to come from just your existing product line?

Yan Yi Chen:

We are planning for a growth around 26% to 28% this year.

Boyd Hinds:

I am sorry. 20% to 28%?

Yan Yi Chen:

26% to 28%.

Boyd Hinds:

Is that for fiscal year 2010 or fiscal year 2011 as well?

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Yan Yi Chen:

This is for year 2010 at the moment.

Boyd Hinds:

OK. So, let just talk about organic growth for a little bit. What do you think is sustainable going forward from what will be obviously a higher base level in fiscal year 2011?

Yan Yi Chen:

We believe there will be a late growth of 26%.

Boyd Hinds:

I am sorry. If you are on speaker phone, it would be great if you could go into your handset. Sometimes it is difficult to hear your answer.

Yan Yi Chen:

Sorry. We expect minimum growth of 26% in 2011.

Boyd Hinds:

26% in fiscal year 2011?

Yan Yi Chen:

Yes.

Boyd Hinds:

OK. So, the question was revenue growth fiscal year 2011, that would be from your existing products. Can you give us some kind of forecast into fiscal year 2011?

Yan Yi Chen:

We expect a minimum growth of 26% to 29% in late 2011 fiscal growth.

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Boyd Hinds:

OK. Thank you very much. I appreciate your answers.

Goham Seiajkens, China Investor King:

I have another question. Are there plans to expand into foreign countries? For example, in Europe some Chinese medicines are sold very well on a variable basis. Are there plans in the future for Renhuang to expand into foreign countries?

Yan Yi Chen:

We continue looking for opportunities that happen in new marketplaces. At the moment we do not have anything in the short-term plans. We are still trying to catch more matured opportunity and growth arriving from the healthcare reform in China at the moment.

Goham Seiajkens:

OK. Thank you. That was my question.

Boyd Hines, Equinox Capital:

I just had a follow up. I think there was a statement that you made earlier, about acquisitions and possibly issuing more stock to be able to acquire a company. I would urge the Company to resist that. If your stock is still trading at levels it is at right now, which is less than 4x earnings, it makes no sense to issue stock at these levels, unless you can purchase that company at less than that multiple. I would like to have your comment on that, please.

Yan Yi Chen:

Yes, we are aware of that situation. We will consider any acquisition opportunity, this is a buying consideration that we have to have.

Boyd Hines:

OK. So, is the hope that any acquisitions you do are going to be accredited to earnings?

Conference Call Transcript
2QF10 Results
Renhuang Pharmaceuticals, Inc
June 8th, 2010

Yan Yi Chen:

Yes. Definitely.

Boyd Hines:

OK. Thank you.

Operator:

At this time there are no further questions. I will turn it back over for any closing remarks.

Lei Huang:

Thank you, operator. On behalf of the entire Renhuang management team, I want to thank you for your interest in the Company and participation on this call. If you would like to contact or visit Renhuang in China, please let us know and we would be happy to facilitate.

Again, thank you for joining us on this call, and this concludes Renhuang 2QF10 earnings conference call.

Operator:

Thank you for participating in today’s conference call. You may now disconnect.

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